Exhibit 99.1

CAUTIONARY STATEMENTS FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     Set forth below are the risks that we believe are material to investors who own our units of limited partnership interest. Our units of limited partnership interest are redeemable on a one-for-one basis for common shares of Equity Office Properties Trust, our general partner, or their cash equivalent, at the election of EOP Partnership. We refer to our units of limited partnership interest as our “units” and the investors who own units as our “unitholders.”

RISK FACTORS

Further declines in overall economic activity in our markets could adversely affect our operating results

     As a result of the current slowdown in economic activity, there has been a decrease in our occupancy rates and a general decline in overall market rental rates for our office properties. Below is a summary of our leasing activity for tenants taking occupancy for the periods presented for our office properties (for our total office portfolio and for our five and ten largest metropolitan statistical areas, or MSAs).

Office Property Data:			Total Office
	Largest 5 MSAs	Largest 10 MSAs	Portfolio

For the three months ended March 31, 2003:
Portion of total portfolio based on square feet at end of period	37.8%	68.2%	100.0%
Occupancy at end of period	86.5%	86.9%	87.2%
Gross square footage for space occupied during the period	1,890,218	3,724,871	5,685,331
Weighted average annual base rent per square foot for space occupied during the period (a) (b)	$32.61	$29.57	$26.84
Gross square footage for expiring and terminated leases during the period	1,733,432	3,095,383	4,053,323
Weighted average annual base rent per square foot for expiring and terminated leases during the period (a)	$38.65	$34.52	$31.50
For the three months ended March 31, 2002:
Portion of total portfolio based on square feet at end of period	37.4%	67.2%	100.0%
Occupancy at end of period	91.3%	91.2%	90.7%
Gross square footage for space occupied during the period	1,497,846	2,780,836	4,497,483
Weighted average annual base rent per square foot for space occupied during the period (a) (b)	$48.27	$38.21	$32.13
Gross square footage for expiring and terminated leases during the period	1,697,503	3,329,721	5,086,060

Office Property Data:			Total Office
	Largest 5 MSAs	Largest 10 MSAs	Portfolio

Weighted average annual base rent per square foot for expiring and terminated leases during the period (a)	$36.83	$30.92	$27.79
For the year ended December 31, 2002:
Portion of total portfolio based on square feet at end of year	37.6%	68.1%	100.0%
Occupancy at end of year	88.0%	88.8%	88.6%
Gross square footage for space occupied during the year	7,097,920	13,582,766	20,620,427
Weighted average annual base rent per square foot for space occupied during the year (a) (b)	$36.16	$31.54	$28.48
Gross square footage for expiring and terminated leases during the year	8,911,422	16,308,269	23,711,452
Weighted average annual base rent per square foot for expiring and terminated leases during the year (a)	$36.19	$31.19	$28.61

(a)	These weighted average rental rates are based on the average annual base rent per square foot over the term of each of the leases and the current estimated tenant reimbursements.

(b)	Weighted average annual rent per square foot for new office leases for which the tenants have occupied the space during the relevant period may lag behind market because leasing decisions typically are made anywhere from one month to 12 or more months prior to taking occupancy.

     One of the main factors contributing to the decline in occupancy for our office properties was the increased level of early lease terminations. From January 1, 2002 through March 31, 2003, we had approximately 7.9 million square feet of early lease terminations and received termination fees on a portion of the terminations of approximately $165.4 million. These amounts include approximately 1.8 million square feet of early lease terminations and approximately $13.7 million of lease termination fees for the three months ended March 31, 2003. Future rental income may be affected by future lease terminations as we are unlikely to be able to collect upon termination the full contracted amount payable under the leases as well as the additional cost of re-leasing the space. Although there is no way of predicting future lease terminations, we currently anticipate that lease termination fees will be significantly lower in 2003 as compared to 2002. As of March 31, 2003, approximately 64.8 million occupied square feet (approximately 59.2% of the total occupied square feet) is expiring through 2007, including approximately 10.2 million occupied square feet in the remainder of 2003. If we experience further declines in occupancy, our revenues and results of operations in subsequent periods will be adversely affected.

     As mentioned above, there has been a general decline in the overall market rental rates for our office properties. Management believes that the extent of this decrease in rental rates is increased as a result of our decision to maintain tenant improvement costs per square foot for new leases at levels similar to that of prior periods rather than to increase such tenant improvement costs in response to market conditions. If this declining trend in rental rates continues, and is not offset by occupancy increases, we will continue to experience a decrease in rental revenues.

     In addition to the downward trends in occupancy and market rents, we have experienced an increase in the amount of uncollectible receivables relating to tenants in bankruptcy or experiencing financial difficulty. For the three months ended March 31, 2003 and 2002, bad debt expense was approximately $7.5 million and $6.9 million, respectively. Although we have collateral from many of our tenants, additional write-offs may occur in subsequent periods. The amount of collateral is not likely to be sufficient to reimburse the full loss resulting from a tenant default.

     Further decreases in occupancy rates and/or further declines in rents could adversely affect our revenues and results of operations in subsequent periods, which could result in a decline in the value of our securities.

We may not achieve anticipated cost savings and revenue generation from our EOPlus program

     In 2001, we initiated a comprehensive analysis of our operating structure with the help of a management consulting firm and our employees. The goal of the analysis was to significantly reduce operating expenses, improve customer service, reduce lease cycle time, increase occupancy and retain tenants. The analysis resulted in a significant reengineering effort called EOPlus. As part of this effort, most of the activities that occurred at the property are being centralized into core regional offices with a view towards allowing property mangers to spend more time building customer relationships. The centralization of each region’s operations is designed to permit us to manage our buildings with fewer people. By the end of 2003, we expect to have 15% fewer employees than at the end of 2001 as a result of staff reductions and attrition. The related severance expenses in 2003 will be approximately $2.8 million. By consolidating our property management offices, we expect to make available between 130,000 square feet and 160,000 square feet of office space for leasing. We anticipate this new model will be fully implemented in all of our markets by the end of 2003. We have also created a central purchasing function to review and analyze our goods and services expenditures. The goal of the central purchasing function is to obtain preferred pricing, reduce the number of our vendors and reduce the number of invoices we process. Beginning in 2004, after the new model is fully implemented, we expect annual cost savings of $75 million to $100 million. We estimate that we will realize approximately 45% to 50% of these annual cost savings, due to the structure of customer operating expense reimbursements in office leases. The remainder of these annual cost savings will be passed on to our tenants. We estimate that we will recognize approximately $10 million of cost savings in 2003, net of the associated severance cost and the impact of lower tenant reimbursements.

     We cannot assure you that our results from our EOPlus program will meet our expectations for the program. In particular, we cannot assure you that our centralization efforts will be successful or result in the workforce reduction described above. We also cannot assure you that we will be able to achieve the anticipated cost savings and revenue generation opportunities described above.

Our performance and unit value are subject to risks associated with the real estate industry

     If we do not generate income sufficient to pay our expenses, service our debt and maintain our properties, we may be unable to make expected distributions to our unitholders. As a real estate company, we are susceptible to the following real estate industry risks:

•	downturns in the national, regional and local economic conditions and white-collar employment growth in markets where our properties are located;

•	local conditions such as an oversupply of office properties, including space available by sublease, or a reduction in demand for high rise and other office properties;

•	the attractiveness of our properties to tenants;

•	competition from other available office properties;

•	changes in market rental rates, particularly as our buildings age, and our ability to fund repair and maintenance costs;

•	our ability to fund the cost of tenant improvements and other costs required to lease or re-lease space;

•	our ability to complete and lease current and future developments on schedule and in accordance with budget;

•	our ability to collect rent from tenants; and

•	our ability to pay for adequate insurance (including coverage for catastrophic events such as earthquakes and terrorist acts), utility, security and other operating costs, including real estate taxes, that may increase over time as markets stabilize, and that are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property.

Our properties face significant competition

     We face significant competition from other owners, operators and developers of office properties. Substantially all of our properties face competition from similar properties in the same markets. Such competition may affect our ability to attract and retain tenants and reduce the rents we are able to charge. These competing properties may have vacancy rates higher than our properties, which may result in their owners being willing to make space available at lower rental rates than the space in our properties. This combination of circumstances could adversely affect our results of operations, which could cause a decline in the value of our securities.

We may be unable to renew leases or relet space as leases expire or are terminated

     When our tenants decide not to renew their leases upon expiration or to terminate their leases early, we may be unable to relet the space. Even if the tenants do renew or we can relet the space, the terms of renewal or reletting, including the cost of required renovations, may be less favorable than current lease terms or less favorable than the market has anticipated in the valuation of our securities. From March 31, 2003 through December 31, 2007, leases on our office properties will expire on a total of approximately 59.2% of the currently occupied rentable square feet at such properties. If we are unable to renew the leases or relet this space within a reasonable time period, or if the rental rates upon a renewal or reletting are significantly lower than expected rates, then our cash flow and ability to service debt and make anticipated distributions to unitholders could be adversely affected.

We face potential adverse effects from tenant bankruptcies or insolvencies

     The bankruptcy or insolvency of our tenants may adversely affect the income produced by our properties. If a tenant defaults, we may experience delays and incur substantial costs in enforcing our rights as landlord. If a tenant files for bankruptcy, we cannot evict the tenant solely because of such bankruptcy. A court, however, may authorize a tenant to reject and terminate its lease with us. In such a case, our claim against the tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent owed under the lease. In any event, it is highly unlikely that a bankrupt tenant would pay in full amounts it owes us under a lease. In other circumstances, where a tenant’s financial condition has become impaired, we have agreed to partially or wholly terminate the lease in advance of the termination date in consideration for a lease termination fee that is less than the agreed rental amount. Without regard to the manner in which the lease termination occurs, we are likely to incur additional costs in the form of tenant improvements and leasing commissions in our efforts to lease the space to a new tenant. In any of the foregoing circumstances, our results from operations could be adversely affected, resulting in a decline in the value of our securities.

New acquisitions may fail to perform as expected

     Assuming we are able to obtain capital on commercially reasonable terms, we may acquire new office properties. Newly acquired properties may fail to perform as expected. We may underestimate the costs necessary to bring an acquired property up to standards established for its intended market position. In either of these circumstances, our results of operations could be adversely affected, which could result in a decline in the value of our securities.

Competition for acquisitions or an oversupply of properties for sale could adversely affect us

     We expect other major real estate investors with significant capital to compete with us for attractive investment opportunities. These competitors include publicly traded REITs, private REITs, investment banking firms and private institutional investment funds. This competition could increase prices for office properties. We face similar competition with other property owners in our efforts to dispose of assets, which may result in lower sales prices. Any such increase in prices for acquired office properties or decrease in prices for properties to be sold by us could impair our growth prospects or reduce our available capital, either of which could result in a decline in the value of our securities.

Because real estate investments are illiquid, we may not be able to sell properties when appropriate

     Real estate investments generally cannot be sold quickly. In addition, there are limitations under the federal income tax laws applicable to Equity Office as a REIT and agreements that we have entered into in connection with the acquisition of some of our properties that may limit our ability to sell our assets. As a result, we may not be able to vary our portfolio promptly in response to economic or other conditions, which could have an adverse effect on our ability to service debt and make distributions to our unitholders.

An earthquake or terrorist act could adversely affect our business

     A significant portion of our properties are located in California and Washington, which are high risk geographical areas for earthquakes. As well, a significant portion of our properties are located in New York, Washington, D.C. and other major urban areas which could be the target of future terrorist acts. Depending upon its magnitude, an earthquake or terrorist act could severely damage one or more of our properties, which would adversely affect our business. As described more fully below, we maintain earthquake and terrorism insurance for our properties and the resulting business interruption. However, any earthquake or terrorist attack, whether or not insured, could have an adverse effect on our results of operations and financial condition. As a result, the value of our securities could decline.

Some potential losses, including losses arising from earthquakes and terrorist acts, may not be covered by insurance

     We carry insurance on our properties with respect to specified catastrophic events, as summarized in the table below:

Type of Insurance	Equity Office	Third-Party
Coverage	Loss Exposure/Deductible	Coverage Limitation

Property damage and business interruption (a)	$75 million annual aggregate exposure (which includes amounts paid for earthquake loss), plus $1 million per occurrence deductible	$1.0 billion per
occurrence(c)

Earthquake(a) (b)	$75 million annual aggregate exposure (which includes amounts paid for property damage and business interruption loss), plus $1 million per occurrence deductible	$325 million in the
aggregate per year(c)

Acts of terrorism(d)	$750,000 per occurrence deductible (plus 10% of each and every loss with a maximum per occurrence exposure of $33.25 million which includes the $750,000 deductible)	$825 million per
occurrence (e)

(a)	EOP Partnership retains up to $75 million of such loss calculated throughout the portfolio. In the event of a loss in excess of this retention limit, the third-party insurance carriers would be obligated to cover the losses up to the stated coverage amounts in the above table.

(b)	The amount of the third-party insurance relating to earthquakes is based on maximum probable loss studies performed by independent third parties. The maximum annual aggregate payment amount for earthquake loss is $325 million, inclusive of EOP Partnership’s loss exposure of $75 million plus $1 million per occurrence deductible. There can be no assurance that the maximum probable loss studies have accurately estimated losses that may occur.

(c)	These amounts include EOP Partnership’s loss exposure/deductible amount.

(d)	Effective in February 2003, EOP Partnership amended its third-party insurance coverage for acts of terrorism as a result of the Terrorism Risk Insurance Act of 2002 (“TRIA”) enacted by Congress and signed into law by President Bush on November 26, 2002. EOP Partnership cancelled its prior terrorism insurance program that provided a $270 million annual aggregate limit and replaced it with a new program with a per occurrence limit of $825 million. Under TRIA, EOP Partnership has a per occurrence deductible of $750,000 plus 10% of each and every loss up to a maximum of $33.25 million per occurrence, which includes the deductible amount. The new program’s coverage is extended to include nuclear, chemical and biological events. The new coverage does not apply to non-TRIA events (which are terrorism events that are not committed by a foreigner or a foreign country). EOP Partnership maintains separate insurance with a $325 million annual aggregate limit subject to a deductible of $1 million for non-TRIA events. The separate coverage for non-TRIA events excludes nuclear, biological and chemical events.

(e)	This amount is in excess of EOP Partnership’s deductible amounts.

Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. Nevertheless, we might remain obligated for any mortgage debt or other financial obligations related to the property. It is also possible that third-party insurance carriers will not be able to maintain reinsurance sufficient to cover any losses that may be incurred. Any material uninsured loss could have an adverse effect on our financial condition and results of operations, which could cause the value of our securities to decline.

     In addition, if any of our properties were to experience a catastrophic loss that was insured, it could still seriously disrupt our operations, delay revenue and result in large expenses to repair or rebuild the property. Also, due to inflation, changes in codes and ordinances, environmental considerations and other factors, it may not be feasible to use insurance proceeds to replace a building after it has been damaged or destroyed. Events such as these could also adversely affect our results of operations and financial condition, resulting in a decline in the value of our securities.

     As a further matter, we also have to renew our policies every three years (and in some cases on an annual basis) and negotiate acceptable terms for coverage, exposing us to the volatility of the insurance markets, including the possibility of rate increases. Any material increase in insurance rates or decrease in available coverage in the future could adversely affect our results of operations and financial condition, which could cause a decline in the value of our securities.

Increases in taxes and regulatory compliance costs, including compliance with the Americans with Disabilities Act, may reduce our net income

     We may not be able to pass all real estate tax increases through to our tenants. Therefore, any tax increases may adversely affect our results of operations. Our properties are also subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. Other examples of requirements are those mandated by the U.S. Environmental Protection Agency and the U.S. Occupational Safety and Health Administration. The EPA and OSHA are increasingly involved in indoor air quality standards, especially with respect to asbestos, mold and medical waste. Some trade associations, such as the Building Owners and Managers Association and the National Fire Protection Association, publish standards that are adopted by government authorities. These include standards relating to life, safety and fire protection systems published by the NFPA. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. In addition, we cannot provide any assurance that these requirements will not be changed or that new requirements will not be imposed that would require significant unanticipated expenditures by us and could have an adverse effect on our results of operations.

     Under the Americans with Disabilities Act of 1990 and various state and local laws, all public accommodations and commercial facilities must meet certain federal requirements related to access and use by disabled persons. Compliance with these requirements could involve removal of structural barriers from certain disabled persons’ entrances. Other federal, state and local laws may require modifications to or restrict further renovations of our properties with respect to such means of access. Although we believe that our properties are substantially in compliance with present requirements, noncompliance with the ADA or related laws or regulations could result in the imposition of fines by government authorities or in the award to private litigants of damages against us. Costs such as these, as well as the general costs of compliance with these laws or regulations, may also adversely affect our results of operations.

     Any such adverse effect on our results of operations, whether from real estate tax increases or changes in regulatory requirements, could cause the value of our securities to decline.

We do not control the decisions of joint ventures or partnerships in which we hold less than a controlling interest

     From time to time we invest in joint ventures or partnerships in which we do not hold a controlling interest. These investments involve risks that are not present with assets in which we own a controlling interest, including:

•	the possibility that our co-venturers or partners might at any time have economic or other business interests or goals that are inconsistent with our business interests or goals;

•	the possibility that our co-venturers or partners may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives (including actions that may be inconsistent with Equity Office’s REIT status);

•	the possibility that our co-venturers or partners may have different objectives from us regarding the appropriate timing and pricing of any sale or refinancing of properties; and

•	the possibility that our co-venturers or partners might become bankrupt or insolvent.

We also have joint venture and partnership agreements that contain buy-sell clauses that could require us to buy or sell our interest at a time we do not deem favorable for financial or other reasons, including the availability of cash at such time and the impact of tax consequences resulting from any sale. Any of the foregoing circumstances could cause an adverse effect on our results of operations or financial condition, which could result in a decline in the value of our securities. There is no limitation under our organizational documents as to the amount of available funds that we may invest in joint ventures or partnerships.

Scheduled debt payments could adversely affect us, including as a result of refinancing risk and foreclosure risk

     Our business is subject to risks normally associated with debt financing. If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as new equity or debt capital, our cash flow may not be sufficient in all years to repay all maturing debt. If prevailing interest rates or other factors at the time of refinancing, such as the possible reluctance of lenders to make commercial real estate loans or if our debt is no longer rated investment grade by the rating agencies, result in higher interest rates, increased interest expense would adversely affect our ability to service debt and make distributions to our unitholders and our results of operations and financial condition. In addition, if we are unable to refinance our indebtedness on acceptable terms, or at all, events or conditions that may adversely affect our results of operations or financial condition would also include the following:

•	we may need to dispose of one or more of our properties upon disadvantageous terms;

•	if we mortgage property to secure payment of indebtedness and are unable to meet mortgage payments, the mortgagee could foreclose upon such property or appoint a receiver to receive an assignment of our rents and leases; and

•	foreclosures upon mortgaged property could create taxable income without accompanying cash proceeds and, therefore, hinder Equity Office’s ability to meet the REIT distribution requirements of the Internal Revenue Code.

Any such adverse effect on our results of operations or financial condition could result in a decline in the value of our securities.

We are obligated to comply with financial covenants in our debt agreements that could restrict our range of operating activities

     The mortgages on our properties contain customary negative covenants, including limitations on our ability, without the prior consent of the lender, to further mortgage the property, to enter into new leases outside of stipulated guidelines or to materially modify existing leases. In addition, our credit facility contains customary requirements, including restrictions and other limitations on our ability to incur debt as a result of financial covenants requiring maintenance of debt to assets ratios, secured debt to total assets ratios, debt service coverage ratios, fixed charge coverage ratios and minimum ratios of unsecured debt to unencumbered assets. The indentures under which our senior unsecured debt have been issued contain financial and operating covenants including coverage ratios and limitations on our ability to incur secured and unsecured debt. These covenants will reduce our flexibility in conducting our operations and create a risk of default on our debt if we cannot continue to satisfy them.

     If we were to breach certain of our debt covenants, our lenders could require us to repay the debt immediately, and, if the debt is secured, could take possession of the property securing the loan. In addition, if any other lender declared its loan due and payable as a result of a default, the holders of our senior unsecured debt, along with the lenders under our credit facility, might be able to require that those debts be paid immediately. As a result, any default under our debt covenants could create a risk of default on other material components of our debt.

     The limitations on our business resulting from covenants under our indebtedness, and any defaults arising under such covenants, could adversely affect our results of operations and financial condition. Under these circumstances, the value of our securities could decline.

Our degree of leverage could limit our ability to obtain additional financing and could have other adverse effects

     Our implied debt to market capitalization ratio, which we calculate as total debt as a percentage of total debt plus the liquidation value of our preferred units and the market value of our outstanding common units, was approximately 48.4% as of March 31, 2003. Our leverage could have important consequences to our unitholders, including affecting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes and making us more vulnerable to a downturn in business or the economy generally. In addition, as a result of the financial and operating covenants described above, our leverage could reduce our flexibility in conducting our business and planning for, or reacting to, changes in our business and in the real estate industry. Any such reduction in our ability to obtain additional financing or our flexibility to conduct our business could adversely affect our financial condition and results of operations. This could result in a decline in the value of our securities.

We may be able to incur substantially more debt which would increase the risks associated with our substantial leverage

     Neither our limited partnership agreement nor the governing documents of Equity Office limit the amount or the percentage of indebtedness that we may incur. We may borrow up to a maximum of $1.0 billion under our line of credit. In addition, we could incur additional senior unsecured indebtedness under our existing indentures. As well, we could incur additional indebtedness secured by one or more of our properties. If new debt is added to our current debt levels, the related risks arising from our indebtedness that we now face, as described above, could intensify.

Our investment in property development may be more costly than anticipated

     We intend to continue to develop office properties where we believe market conditions warrant. Our development and construction activities may involve the following risks:

•	we may be unable to proceed with the development of properties because we cannot obtain financing with favorable terms;

•	we may incur construction costs for a development project which exceed our original estimates due to increased material, labor or other costs, which could make completion of the project uneconomical because we may not be able to increase rents to compensate for the increase in construction costs;

•	we may be unable to obtain, or face delays in obtaining, required zoning, land-use, building, occupancy, and other governmental permits and authorizations, which could result in increased costs and could require us to abandon our activities entirely with respect to a project;

•	we may abandon development opportunities after we begin to explore them and as a result we may fail to recover expenses already incurred;

•	we may expend funds on and devote management time to projects which we do not complete;

•	we may be unable to complete construction and leasing of a property on schedule, resulting in increased debt service expense and construction or renovation costs;

•	we may lease developed properties at below expected rental rates; and

•	occupancy rates and rents at newly completed properties may fluctuate depending on a number of factors, including market and economic conditions, and may result in our investment not being profitable.

Any of these circumstances could adversely affect our results of operations, which could cause the value of our securities to decline.

Rising interest rates could adversely affect our cash flow

     Advances under our credit facility bear interest at a variable rate based upon LIBOR. We also, from time to time, enter into interest rate swap agreements effectively converting fixed-rate debt into variable rate debt based on LIBOR. We may borrow additional money with variable interest rates in the future. Although we may enter into hedging agreements to limit our exposure to rising interest rates as we determine to be appropriate and cost effective, increases in interest rates, or the loss of the benefits of hedging agreements, would increase our interest expense. Such increases in interest expense would adversely affect our results of operations, which could cause a decline in the value of our securities. Such increases in interest rates could also affect our cash flow and our ability to service debt and make distributions to our unitholders.

Our hedging arrangements involve risks

     As noted above, we may use interest rate hedging agreements to manage our exposure to interest rate volatility. However, these arrangements may expose us to additional risks. Although our interest rate risk management policy establishes minimum credit ratings for counterparties, this does not eliminate the risk that a counterparty may fail to honor its obligations. Developing an effective interest rate risk strategy is complex and no strategy can completely insulate us from risks associated with interest rate fluctuations. In addition, hedging agreements may involve costs, such as transaction fees or breakage costs, if we terminate them. Any failure by us to effectively manage our exposure to interest rate risk through hedging agreements or otherwise, and any costs associated with hedging arrangements, could adversely affect our results of operations or financial condition. This could cause the value of our securities to decline.

In order to maintain Equity Office’s REIT status, we may need to borrow funds on a short-term basis during unfavorable market conditions

     In order to maintain Equity Office’s REIT status, we may need to borrow funds on a short-term basis to permit Equity Office to meet the REIT distribution requirements, even if the then prevailing market conditions are not favorable for these borrowings. To qualify as a REIT, Equity Office generally must distribute to its shareholders at least 90% of its taxable net income each year, excluding capital gains. In addition, it will be subject to a 4% nondeductible excise tax on the amount, if any, by which dividends paid by it in any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. We may need short-term debt to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. Any such incurrence of short-term debt, particularly during unfavorable market conditions, could adversely affect our results of operations or financial condition. As a result, the value of our securities could decline.

Environmental problems are possible and can be costly

     Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at that property or at impacted neighboring properties. If unidentified environmental problems arise, we may have to make substantial payments, which could adversely affect our results of operations or financial condition, which could cause the value of our securities to decline. These adverse effects could arise because:

•	the owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by these parties in connection with the contamination;

•	environmental laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew about or caused the presence of the contaminants;

•	even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred; and

•	third parties, such as neighboring property owners, may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating or migrating from that site.

     Environmental laws also govern the presence, maintenance and removal of asbestos. These laws require that owners or operators of buildings containing asbestos:

•	properly manage and maintain the asbestos;

•	notify and/or train those who may come into contact with asbestos, such as tenants, visitors and employees; and

•	undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building.

     These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements. Moreover, third parties may seek recovery from owners or operators for personal injuries associated with exposure to asbestos fibers.

     Independent environmental consultants have conducted Phase I or equivalent environmental site assessments at substantially all of our properties. These assessments have included, at a minimum, a visual inspection of the properties and the surrounding areas, an examination of current and historical uses of the properties and the surrounding areas and a review of relevant state, federal and historical documents. Where appropriate, on a property by property basis, these consultants have conducted additional testing, including sampling for asbestos, for lead in drinking water, for soil contamination where underground storage tanks are or were located or where other past site usages indicate a potential environmental problem, and for contamination in groundwater.

     These environmental assessments have not revealed any environmental liabilities at the properties that we believe will require us to incur costs material to our business. A number of the office properties contain asbestos, but most of these buildings contain only minor amounts. We believe this asbestos is in good condition and very little of it is of a type that is easily crumbled, which is the type most susceptible to the release of asbestos fibers. For a few of our properties, the environmental assessments note potential offsite sources of contamination such as underground storage tanks. For some of the properties, the environmental assessments note previous uses, such as the former presence of underground storage tanks or historical manufacturing operations. In most of these cases, follow-up soil and/or groundwater sampling has not identified elevated levels of contamination. Those of our current or former properties where such contamination has been found are being investigated and/or remediated as required by applicable laws and regulations. We do not believe that the contamination at any of these properties will result in a material liability for us.

     Although the environmental investigations conducted to date have not revealed any environmental liability that we believe would have a material adverse effect on our business, assets or results of operations, it is possible that these investigations did not reveal all environmental liabilities or their extent, or that there are material environmental liabilities of which we are unaware. In addition, no assurances can be given that (a) future laws, ordinances or regulations will not impose any material environmental liability, (b) the current environmental condition of our properties has not been, or will not be affected by tenants and occupants of our properties, by the condition of other properties in the vicinity of our properties or by third parties unrelated to us or (c) our limited insurance that we maintain with respect to environmental matters will cover all possible losses.

We are dependent on key personnel

     We depend on the efforts of Samuel Zell, the chairman of the board of Equity Office, and the executive officers of Equity Office, particularly Richard D. Kincaid, its president and chief executive officer. If they were to resign, our operations could be adversely affected. Equity Office does not have employment agreements with Mr. Zell or any of its executive officers, including Mr. Kincaid.

Conflicts of interest exist with holders of our units who serve as our trustees

     Some holders of our units, including Mr. Zell and Warren E. Spieker, Jr., Craig G. Vought, John A. Foster, John S. Moody and William Wilson III, each of whom is a trustee of Equity Office, would incur adverse tax consequences upon the sale of certain of our properties and on the repayment of some of our debt. These tax consequences may differ from the tax consequences to us and our other unitholders of a sale of properties or the replacement of debt. Consequently, such holders of our units may have different objectives regarding the appropriate pricing and timing of some property sales or repayments of debt. While Equity Office has exclusive authority under our limited partnership agreement to determine when to refinance or repay debt or whether, when and on what terms to sell a property, the sale of some properties is subject to various contractual commitments that may require us to make payments to some unitholders including Messrs. Zell, Spieker, Vought, Foster, Moody and Wilson to compensate them for taxes incurred as a result of some property sales. In addition, any such decision would require the approval of Equity Office’s board of trustees or an appropriate committee thereof, including the conflicts committee. As trustees, Messrs. Zell, Spieker, Vought, Foster, Moody and Wilson have substantial influence with respect to any such decision. Their influence could be exercised in a manner inconsistent with the interests of some, or a majority, of our unitholders, including in a manner, which could prevent completion of a sale of a property or the repayment of indebtedness. As a result of these circumstances, our results of operations could be adversely affected, which could result in a decline in the value of our securities.

Contingent or unknown liabilities acquired in mergers or similar transactions could require us to make substantial payments

     The properties which we acquired in our formation and in our subsequent mergers with Beacon Properties, L.P., Cornerstone Properties Limited Partnership and Spieker Properties, L.P. were acquired subject to liabilities and without any recourse with respect to liabilities, whether known or unknown. In addition, we have acquired numerous other properties where we have only limited recourse with respect to unknown liabilities. As a result, if liabilities were asserted against us based upon any of those properties, we might have to pay substantial sums to settle them, which could adversely affect our results of operations and financial condition and our cash flow and ability to service debt and make distributions to our unitholders. Such an adverse effect could then cause the value of our securities to decline. Unknown liabilities with respect to properties acquired might include:

•	liabilities for clean-up or remediation of environmental conditions;

•	claims of tenants, vendors or other persons dealing with the former owners of the properties;

•	liabilities incurred in the ordinary course of business; and

•	claims for indemnification by general partners, directors, officers and others indemnified by us or the former owners of the properties.

Market interest rates may have an effect on the value of our debt securities and units

     One of the factors that investors consider important in deciding whether to buy or sell debt securities of a real estate company is the coupon on its debt securities, considered as a percentage of the price of those debt securities, relative to market interest rates. If market interest rates increase, prospective purchasers of debt securities may expect a higher coupon. Higher market interest rates would not, however, result in more funds for us to use to make debt payments. To the contrary, higher market interest rates would likely increase our borrowing costs and potentially decrease our funds available for debt service. Thus, higher market interest rates could cause the value of our debt securities to decline. Higher market interest rates could also cause the value of our units to decline.

We are dependent on external sources of capital for future growth

     To qualify as a REIT, Equity Office must distribute to its shareholders each year at least 90% of its net taxable income, excluding any net capital gain. Our partnership agreement generally requires us to distribute all of our net cash revenues (other than capital contributions) each quarter and to make reasonable efforts to distribute to Equity Office enough cash for it to meet the 90% distribution requirement. Because of this distribution requirement, it is not likely that we will be able to fund all future capital needs, including for acquisitions and developments, from income from operations. Therefore, we will have to rely on third-party sources of capital, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of things, including the market’s perception of Equity Office’s growth potential and our current and potential future earnings. If we are not able to obtain third-party sources of capital on favorable terms, our results of operations could be adversely affected, which could result in a decline in the value of our securities. Moreover, additional equity offerings by Equity Office and the corresponding issuance of additional units to Equity Office in exchange for the net proceeds therefrom may result in substantial dilution of our unitholders’ interests, and additional debt financing may substantially increase our leverage.

If Equity Office fails to qualify as a REIT, its shareholders and our unitholders would be adversely affected

     Equity Office believes that it has qualified for taxation as a REIT for federal income tax purposes since 1997. Equity Office plans to continue to meet the requirements for taxation as a REIT but we cannot guarantee that it will qualify as a REIT. Many of the REIT requirements are highly technical and complex. The determination that Equity Office is a REIT requires an analysis of various factual matters and circumstances that may not be totally within its control, including, in limited circumstances, factual matters and circumstances relating to some corporations that were operating as REITs at the time we acquired them. For example, to qualify as a REIT, at least 95% of Equity Office’s gross income must come from sources that are itemized in the REIT tax laws. It is also required to distribute to shareholders at least 90% of its REIT taxable income, excluding capital gains. The fact that Equity Office holds it assets through us and our subsidiaries further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize Equity Office’s REIT status. Furthermore, Congress and the Internal Revenue Service might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult, or impossible, for Equity Office to remain qualified as a REIT.

     If Equity Office failed to qualify as a REIT, Equity Office would be subject to federal and state income tax at regular corporate rates. This would likely have a significant adverse effect on the value of its securities and, as a result, on the redemption value of our units. In addition, Equity Office would no longer be required to make any distributions to shareholders, but we would still be required to distribute quarterly all of our net cash revenues (other than capital contributions) to our unitholders, including Equity Office.

We intend to qualify as a partnership, but cannot guarantee that we will qualify

     We intend to qualify as a partnership for federal income tax purposes. However, we will be treated as a corporation for federal income tax purposes if we are a “publicly traded partnership,” unless at least 90% of our income is qualifying income as defined in the Internal Revenue Code. We take the position that we are not a publicly traded partnership and we believe that we would have sufficient qualifying income, which includes real property rents and other passive income, to ensure that we would be taxed as a partnership even if we were a publicly traded partnership. If we were to be taxed as a corporation, we would incur substantial tax liabilities, Equity Office would fail to qualify as a REIT for tax purposes and Equity Office’s and our ability to raise additional capital would be impaired. We cannot, however, offer any assurance that we are or will be taxed as a partnership.

We and Equity Office pay some taxes

     Even if Equity Office qualifies as a REIT for federal income tax purposes, it is required to pay some federal, state and local taxes on its income and property. Equity Office may have to pay some state or local income taxes because not all states and localities treat REITs and partnerships the same as they are treated for federal income tax purposes. Several corporate subsidiaries of Equity Office have elected to be treated as “taxable REIT subsidiaries” of Equity Office for federal income tax purposes since January 1, 2001. A taxable REIT subsidiary is a fully taxable corporation and is limited in its ability to deduct interest payments to the extent such payments would be treated as earned by Equity Office under the applicable REIT rules. In addition, Equity Office will be subject to a 100% penalty tax on some payments that we receive if the economic arrangements among our tenants, our taxable REIT subsidiaries and us are not comparable to similar arrangements among unrelated parties.

The implementation of the Jobs and Growth Tax Act may adversely affect the redemption value of our units

     On May 28, 2003, the President signed into law the Jobs and Growth Tax Act. Effective for taxable years beginning after December 31, 2002, the Jobs and Growth Tax Act will generally reduce the maximum rate of tax applicable to individuals on dividend income from regular C corporations from 38.6% to 15%. This will reduce substantially the so-called “double taxation” (that is, taxation at both the corporate and shareholder levels) that has generally applied to non-REIT corporations. Generally, dividends from REITs will not qualify for the dividend tax reduction because, as a result of the dividends paid deduction to which REITs are entitled, REITs generally do not pay corporate level tax on income that they distribute to shareholders. The implementation of the Jobs and Growth Tax Act could cause individual investors to view stocks of non-REIT corporations as more attractive relative to shares of REITs than was the case previously because the dividends paid by non-REIT corporations would be subject to lower tax rates for the individual. It is not possible to predict whether in fact this will occur or, if it occurs, what the impact will be on the value of Equity Office common shares and, as a result, the redemption value of our units.

     To the extent that we, Equity Office or any taxable REIT subsidiary are required to pay federal, state or local taxes, we will have less cash available for distribution to unitholders and Equity Office will have less cash available distribution to its shareholders, as applicable.